UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 13, 2012

Cole Credit Property Trust IV, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-169533 (1933 Act)	27-3148022
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2325 East Camelback Road, Suite 1100, Phoenix, Arizona 85016
(Address of principal executive offices)
(Zip Code)

(602) 778-8700
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

As previously reported in a Current Report on Form 8-K filed on April 16, 2012, Cole Operating Partnership IV, LP (“CCPT IV OP”), the operating partnership of Cole Credit Property Trust IV, Inc. (the “Company”), entered into a secured revolving credit facility (the “Original Credit Facility”) on April 13, 2012, which provided for up to $50.0 million of borrowings pursuant to a credit agreement (the “Credit Agreement”) with J.P. Morgan Securities, LLC, as sole lead arranger and sole bookrunner, JPMorgan Chase Bank, N.A. (“JPMorgan Chase”) as administrative agent, and other lending institutions that may become parties to the Credit Agreement (collectively, with JPMorgan Chase, the “Lenders”). Subject to meeting certain conditions described in the Credit Agreement and the payment of certain fees, the amount of the Original Credit Facility could be increased up to a maximum of $250.0 million (the “Accordion Feature”).

Pursuant to the Credit Agreement, CCPT IV OP exercised the Accordion Feature and increased the maximum allowable borrowings up to $250.0 million. On July 13, 2012, CCPT IV OP entered into an amended and restated secured revolving credit agreement (the “Amended Credit Agreement”) with the Lenders, which amended and restated the Credit Agreement in its entirety. The Amended Credit Agreement allows CCPT IV OP to borrow up to $250.0 million in revolving loans (the “Credit Facility”), with the maximum amount outstanding not to exceed the lesser of (i) 65% of the appraised value of qualified properties as determined by the administrative agent or (ii) 65% of the acquisition costs of qualified properties as reasonably determined by the administrative agent (the “Borrowing Base Value”). As of July 13, 2012, the Borrowing Base Value under the Amended Credit Agreement was approximately $30.4 million based on the underlying collateral pool. In addition, the Amended Credit Agreement modified the terms of the Accordion Feature, allowing the amount of the Credit Facility to be increased up to a maximum of $400.0 million, subject to meeting certain conditions described in the Amended Credit Agreement and the payment of certain fees.

The revolving loans will bear interest at rates depending upon the type of loan specified by CCPT IV OP. For a Eurodollar rate loan, as defined in the Amended Credit Agreement, the interest rate will be equal to the LIBOR for the interest period, plus 2.35%. For floating rate loans, the interest rate will be a per annum amount equal to 1.35% plus the greatest of (a) the Federal Funds Rate plus 0.5%; (b) JPMorgan Chase’s Prime Rate; or (c) the one-month LIBOR plus 1.0%.

CCPT IV OP paid certain fees under the Amended Credit Agreement, including an up-front fee and arrangement fee, which totaled approximately $1.7 million. CCPT IV OP will also pay JPMorgan Chase an annual agent fee of $25,000. In addition, CCPT IV OP will pay an annualized fee for any unused portion of the Credit Facility (the “Unused Fee”) commencing upon the conclusion of the first quarter after the effective date of the Amended Credit Agreement. The Unused Fee is equal to the daily undrawn amount multiplied by a per annum percentage for such day, which is based upon the overall average unused percentage, and ranges from 0.50% per annum at an average unused percentage of less than 50% to 0.375% per annum at an average unused percentage of greater than or equal to 50%.  CCPT IV OP also must pay certain fees upon the issuance of each letter of credit under the Amended Credit Agreement and an annual fee based on the outstanding face amount of any letters of credit.

The Amended Credit Agreement contains customary representations, warranties, borrowing conditions and affirmative, negative and financial covenants, including minimum net worth, debt service coverage and leverage ratio requirements and dividend payout and real estate investment trust status requirements. The Amended Credit Agreement also includes usual and customary events of default and remedies for facilities of this nature. Upon the occurrence of any event of default, the Eurodollar rate loans and base rate committed loans will bear interest payable at an interest rate equal to 2.0% per annum above the interest rate that would otherwise be applicable at that time, until such default is cured. Similarly, the letter of credit fees described above will be increased to a rate of 2.0% above the letter of credit fee that would otherwise be applicable at that time. In addition to CCPT IV OP breaching any of the terms of the Amended Credit Agreement or related loan documents, events of default include, but are not limited to: (1) the failure to pay any principal when due; (2) the failure to pay interest and fees; (3) the occurrence of a change of control; (4) the inability to pay debts as they become due; (5) a material inaccuracy of any representation or warranty; (6) the bankruptcy or insolvency of CCPT IV OP or any consolidated subsidiary; (7) a violation of any financial, negative or other covenants; (8) a violation of ERISA regulations; and (9) judgments against the Company or any consolidated subsidiary in excess of $10.0 million (not covered by insurance) that remain unsatisfied or unstayed for sixty days. If an event of default occurs and is not cured timely, the Lenders shall have no obligation to make further disbursements under the Amended Credit Agreement and all outstanding loans shall be immediately due and payable.

The Credit Facility matures on July 13, 2015. As of July 13, 2012, CCPT IV OP had approximately $21.0 million outstanding under the Credit Facility and, based on the Borrowing Base Value, approximately $9.4 million available for borrowing.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this current report on Form 8-K is hereby incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 18, 2012	COLE CREDIT PROPERTY TRUST IV, INC.
	By:	/s/ Simon J. Misselbrook
	Name:	Simon J. Misselbrook
	Title:	Senior Vice President of Accounting
Principal Accounting Officer

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